Exhibit 99.1

FOR IMMEDIATE RELEASE

SEPTEMBER 22, 2016

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public Relations, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Strengthens Its Executive Leadership Team

DALLAS, September 22, 2016 — EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) (together “EnLink”) today announced new changes to its executive leadership team.

Michael J. Garberding, has been promoted to EnLink President and Chief Financial Officer, responsible for leading the company’s execution of long-term financial and growth strategies. Additionally, Benjamin D. Lamb was promoted to the executive leadership team as Executive Vice President of Corporate Development, an addition that emphasizes EnLink’s commitment to growth.

“I am excited about the promotions of Mike Garberding and Ben Lamb,” said Barry E. Davis, Chairman and Chief Executive Officer. “They are tremendous leaders and have made significant contributions to EnLink over their years of service. These changes strengthen our executive leadership team and ensure that EnLink will continue to be one of the top midstream companies in the industry.”

EnLink’s executive leadership team includes:

•                  Barry E. Davis, Chairman and Chief Executive Officer

•                  Michael J. Garberding, President and Chief Financial Officer

•                  Steve J. Hoppe, Executive Vice President and President of Gas Business Unit

•                  McMillan (Mac) Hummel, Executive Vice President and President of the Liquids Business Unit

•                  Benjamin D. Lamb, Executive Vice President of Corporate Development

Complete professional biographies and headshots can be found at http://www.enlink.com/executive-leadership-team/.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership entity.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including Oklahoma’s Midcontinent, the Permian Basin, and the Gulf Coast region. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 10,000 miles of gathering and transportation pipelines, 19 processing plants with approximately 3.9 billion cubic feet per day of processing capacity, seven fractionators with approximately 284,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet, and equity investments in certain private midstream companies.

EnLink Midstream Strengthens Its Executive Leadership Team

References in this press release to “EnLink Midstream Partners, LP,” the “Partnership,” “ENLK” or like terms refer to EnLink Midstream Partners, LP itself or EnLink Midstream Partners, LP together with its consolidated subsidiaries, including EnLink Midstream Operating, LP, EnLink Midstream Holdings, LP (“Midstream Holdings”) and EnLink Oklahoma Gas Processing, LP (formerly known as EnLink TOM Holdings, LP) and its consolidated subsidiaries (collectively, “EnLink Oklahoma T.O.”).  EnLink Oklahoma T.O. is sometimes used to refer to EnLink Oklahoma Gas Processing, LP itself or EnLink Oklahoma Gas Processing, LP together with its consolidated subsidiaries.

Additional information about the EnLink companies can be found at www.enlink.com.

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